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                                                                    EXHIBIT 10.2

                              CONSULTING AGREEMENT



This Consulting Agreement (the "AGREEMENT") is entered into as of this 7th day of October, 1997, between THE PROFIT RECOVERY GROUP INTERNATIONAL, INC., a Georgia corporation (the "COMPANY") and Lieb Finance SA, a company organized under the laws of Luxembourg (the "CONSULTANT").

WHEREAS, this Agreement is related to the acquisition of shares and control of Financiere Alma SA ("FA"), Alma Intervention SA ("AI"), and certain other subsidiaries of AI (collectively the "ALMA GROUP") by Company pursuant to that certain Sale Agreement of even date herewith among the Company, Marc Eisenberg (M. Eisenberg) and Eric Eisenberg (the "SALE AGREEMENT"); and

WHEREAS, the Company has requested that the Consultant through the services of its sole owner and employee, Marc Eisenberg ("M. EISENBERG") assist the Company in promoting the Company and the Alma Group in certain portions of Europe and providing strategic consulting services to the Company and its affiliates in Europe with respect to market development and penetration and long-term planning with particular emphasis on the image and services of the Company; and

WHEREAS, M. Eisenberg will also serve as a member and President of the Directorate of AI pursuant to the Contract for the Mandate of the President of the Directorate between AI and M. Eisenberg of even date herewith ( the "MANDATE"), a copy of which is attached hereto as ANNEX 1.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

1.     Consulting Services

       1.1 The Consultant shall make available the services of M. Eisenberg, subject to his obligations under the Mandate, on a reasonable and continuing basis to consult with the Company on strategic and long-term planning matters for the Company and its affiliates in certain portions of Europe.

       1.2 During the term of this Agreement and for five years thereafter the Consultant shall not engage in any activity, which M. Eisenberg has undertaken not to engage in clause 10 of the Sale Agreement or the sections of the Mandate entitled "NON-COMPETITION AND CONFIDENTIALITY."




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2.     Term and Termination

       2.1 This Agreement shall be in force and effect for a period of five years from the date hereof, unless sooner terminated as hereinafter provided.

       2.2 Upon the termination or revocation of the Mandate for any reason whatsoever, including without limitation, M. Eisenberg's resignation from his appointment under the Mandate, this Agreement shall automatically terminate concurrently with the termination or revocation of the Mandate. Consultant may resign its engagement under this Agreement by giving the Company thirty days prior written notice, which notice, however, may be waived by the Company.

       2.3 In the event of termination or revocation of the Mandate by AI and as a result of such revocation or termination under the specific terms of the Mandate M. Eisenberg is entitled to the termination compensation specified in Section 6 thereof without regard to the enforceability of such provision of the Mandate under French law, then to the extent that AI does not pay such termination compensation to M. Eisenberg, either directly or indirectly, such unpaid termination compensation shall be paid by the Company pursuant to this Agreement.

3.     Consulting Fees

       3.1 For the provision of the consulting services hereunder the Consultant shall be entitled during the term hereof to receive payment to the Consultant's designated account (as the Consultant from time to time may designate in writing to the Company) in the annual sum of US$ equivalent of 325,000 FRF, less any required federal, state and local withholding and payroll taxes, which net amount shall be due and payable in arrears in equal monthly installments. Notwithstanding anything to the contrary contained herein, during any period in which M. Eisenberg is not entitled to receive salary or other remuneration as a result of his disability as provided in the Mandate, Consultant shall not be entitled to any consulting fees or other remuneration under this Agreement.

       3.2 The first such monthly installment shall be due and payable on November 10, 1997. Subsequent installments for the duration of this Agreement shall be due and payable on the tenth day of each month thereafter.

       3.3 Subject to compliance with the Company's standard expense reimbursement policies, the Company shall reimburse the Consultant for all reasonable out-of-pocket expenditures and disbursements incurred by the Consultant in connection with the performance of duties under this Agreement. The Consultant shall submit requests for such reimbursement, accompanied by copies of invoices or other reasonable support data. The Company shall promptly pay submissions to



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              the Company in accordance with the Company's standard expense reimbursement policies, accompanied by the appropriate supporting data.

4.     Confidentiality

       4.1 During the term of this Agreement, and for a period of five years from the date of termination for any reason whatsoever, Consultant will not divulge to any third party whatsoever or use for its own or another's advantage any of the trade secrets or confidential know-how or confidential financial or trading information as to clients of the Alma Group, the Company or its affiliates, or in relation to the business, finances, dealings or affairs of the Alma Group, the Company or any of its affiliates except insofar as Consultant may prove the same has become a matter of public knowledge (otherwise than by a breach by him of this clause) or insofar as such disclosure may be required by law.

       4.2 Consultant undertakes to keep confidential any information not intended release to the public, any know-how, any intellectual property, any patents, etc, involving any aspect of the business of the Company or any of its affiliates or the Alma Group.

5.     Protected Information

       All software, computer diskettes, CDs, video tapes, files, audit reports and other information in writing or in print or any other presentation as well as all technical information and trade secrets relating to the business of the Company and any of its affiliates or the Alma Group to which Consultant will have access under the terms and conditions of this Agreement shall be and remain the sole and exclusive property of the Company or the Alma Group, as appropriate. For this reason, upon the termination of this Agreement for whatever reason whatsoever, Consultant will deliver the entirety of the foregoing that are in its possession and that constitute property belonging to the Company or the Alma Group.

6.     Copyrights and Inventions

       6.1 Consultant has the duty to disclose any product, service, invention, improvement, discovery, process, formula, program, system or method (collectively "INVENTIONS") that it develops that relate in any way to this Agreement or to the business of the Company or any of its affiliates or the Alma Group and for the term of this Agreement.

              These Inventions shall become the sole and exclusive property of the Company or the Alma Group, as appropriate provided that they directly relate to the actual business of the Company or the Alma Group, that they coincide with actual or anticipated development of the business of the Company or the Alma Group and that these Inventions were made or conceived by Consultant or its sole employee,




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              either solely by Consultant or its sole employee or jointly with others.

              These Inventions shall constitute protected information for the purpose of the preceding article.

              Consultant agrees to execute and deliver any document, and, more generally do such other acts as necessary for securing all right, title and interest of the Company or the Alma Group, as appropriate in and to any such Invention.

       6.2 Consultant acknowledges and agrees that any original works of authorship fixed in tangible form that Consultant or its sole employee shall develop during and according to the terms of this Agreement, either solely by Consultant or its sole employee or jointly with others, will constitute property belonging to the Company or the Alma Group, as appropriate.

7.     Successors and Assigns

       Neither party may assign this Agreement; provided, however, that the Company may assign this Agreement to any subsidiary or affiliate of the Company so long as the Company remains liable to Consultant hereunder.

8.     Severability

       In the event one or more of the words, phrases, sentences, clauses or subdivisions or subparagraphs herein shall be held to be invalid, this Agreement shall be construed in such manner as to give validity to all other provisions.

9.     Jurisdiction

       9.1    This Agreement shall be governed by the laws of Georgia.

       9.2 The Consultant hereby irrevocably submits to the jurisdiction of the federal courts within the State of Georgia and hereby appoints the Secretary of State of the State of Georgia as agent for purpose of receiving service of process in respect of any proceeding in such courts relating to this Agreement or its enforcement.

10.    Notices

       Any notice to be given under this Agreement shall be given in writing and shall be effected personal delivery or by sending such notice by certified mail, return receipt requested and addressed as set forth below.

       If to the Company:  John M. Cook, Chairman and CEO
                           The Profit Recovery Group International, Inc. 2300 Windy Ridge Parkway, Suite 100 North Atlanta, Georgia 30339-8426



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       If to the Consultant:        Lieb Finance SA
                                    c/o Wilinski & Scotto
                                    19, rue Marbeuf
                                    75008 Paris

11.    Waiver

       The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party.

12.    Authorization

       12.1 The Company represents and warrants to the Consultant that the execution, delivery and performance of this Agreement has been authorized and approved by all necessary corporate actions.

       12.2 The Consultant represents and warrants to the Company that the execution, delivery and performance of this Agreement has been authorized and approved by all necessary corporate actions.

13.    Entire Agreement

       This Agreement, together with the Mandate and the other documents referred to therein constitute the entire agreement of the parties with respect to the subject matter hereof and supercedes any prior discussions, understandings or agreements with respect to such subject matter.

14.    Counterparts

       This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same agreement.






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IN WITNESS WHEREOF, the parties hereto have executed this Agreement at Broadwalk
House, 5 Appold Street, London EC2A 2HA, as of the date first written above.



THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.




By:      Mr Clinton McKellar, Jr.
Title:   Senior Vice President and General Counsel








-------------------------------------------------




By: Marc Eisenberg
Title: Sole Representative
















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